Exhibit 10.3

6% PROMISSORY NOTE

U.S. $430,300	December 20, 2018
Charlotte, North Carolina

FOR VALUE RECEIVED, the undersigned, LEVEL BRANDS, INC., a North Carolina corporation (the “Company”), hereby unconditionally promises to pay EDGE OF BUSINESS, LLC, a Delaware limited liability company (the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal amount of Four Hundred Thirty Thousand Three Hundred Dollars ($430,300.00) (the “Principal Amount”) together with all unpaid interest, if any, in accordance with the terms hereof. Interest shall be at the rate of 6% per annum (“Interest”) based on a 360 day year. This Note is being entered into in accordance with the terms and conditions of that certain Agreement and Plan of Merger dated December 3, 2018 by and among the Company, AcqCo LLC, a North Carolina limited liability company and a wholly owned subsidiary of the Company, cbdMD LLC, a North Carolina limited liability company and wholly owned subsidiary of the Company, and the Cure Based Development, LLC, a North Carolina limited liability company (the “Merger Agreement”).

1. Principal Amount and Interest. Accrued interest will be paid monthly commencing on February 1, 2019 and continuing on the first day of each month thereafter for twelve (12) consecutive monthly Interest payments. Thereafter Principal Amount and Interest payments will be made in six (6) equal and consecutive monthly installments commencing on February 1, 2020 and continuing on the first day of each month thereafter for six (6) total monthly payments sufficient to satisfy this Note in full.

2. Prepayment. The Company shall have the right to prepay all or a portion of the Note at any time without notice to the Holder and without penalty.

3. Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 3:

(a) the Company shall default in the performance of, or violate any material covenants and agreements contained in this Note, including without limitation, the failure to pay the amounts due under this Note on a monthly basis;

(b) there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of forty-five (45) days or it ceases to operate as going concern;

(c) if the Company shall:

(i) admit in writing its inability to pay its debts generally as they become due;

(ii) file a voluntary petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii) convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv) consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company;

(v) on a petition in bankruptcy filed against it, be adjudicated a bankrupt;

(vi) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof; or

(vii) if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of the Company’s assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.

If any Event of Default described in clause (c) of Section 3 shall occur, the Principal Amount of this Note, together with all accrued and unpaid Interest shall automatically be and become immediately due and payable, without notice or demand. If any Event of Default (other than any Event of Default described in clause (c) of Section 3) shall occur for any reason, whether voluntary or involuntary, the Holder, may, upon written notice to the Company, declare all or any portion of the outstanding Principal Amount, together with all accrued and unpaid Interest, to be due and payable, whereupon the full unpaid Principal Amount hereof, together with all accrued and unpaid Interest shall be so declared due and payable shall be and become immediately due and payable if the default is not cured by the Company within three (3) days of receipt of written notice, except that notice for any payment default shall not be required to be given any more than two (2) times in any twelve (12) months period, without further notice, demand, or presentment.

4. Amendments and Waivers. The terms of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder.

5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise or (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Level Brands, Inc.
4521 Sharon Road
Suite 450
Charlotte, NC 28211
E-mail: Mark@levelbrands.com
Attention: Mark S. Elliott, Chief Financial Officer

if to the Holder, to:

Edge of Business, LLC
500 Archdale Drive
Charlotte, North Carolina 28217
E-mail: scoffman@datatech-global.com
Attention: R. Scott Coffman

6. Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

7. Governing Law. This Note shall be governed by and construed under the laws of the State of North Carolina applicable to agreements made and to be performed entirely within such jurisdiction. Any suit, action or proceeding arising out of or relating to this Note shall be brought in any state or federal courts sitting in Charlotte, North Carolina.

8. Waivers. The non-exercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

9. Attorneys’ Fees; Costs. If any Event of Default occurs, the Company promises to pay all costs of enforcement and collection, including but not limited to, Holder’s reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

10. Successor and Assigns. This Note shall be binding upon the Company and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns. The Company may not assign or delegate any of its duties or obligations under this Note without the written consent of the Holder.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Note as of the date first written above.

COMPANY:

LEVEL BRANDS, INC.

By: /s/ Mark S. Elliott
Mark S. Elliott, Chief Financial Officer and
Chief Operating Officer

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